Exhibit 99.1

Investor Contact:
John Morgan
(859) 232-5568
jmorgan@lexmark.com

Media Contact:
Todd Hastings
(859) 232-6012
thasting@lexmark.com

Lexmark reports third quarter results
•	Revenue of $1.13 billion, in line with expectations
•	Operating income year-to-year growth of 164 percent, 124 percent excluding restructuring
•	Cash generation of $117 million
•	Share repurchases of $274 million

LEXINGTON, Ky., Oct. 21, 2008 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the third quarter of 2008. Third-quarter revenue was $1.13 billion, down 5 percent compared to revenue of $1.20 billion last year. Third-quarter GAAP earnings per share were $0.42. Earnings per share for the third quarter of 2008 would have been $0.63 excluding $0.21 per share for restructuring-related activities. Third-quarter 2007 GAAP earnings per share were $0.48. Earnings per share for the third quarter of 2007 would have been $0.60 excluding $0.12 per share for restructuring-related activities.

“Although we encountered increasing economic weakness during the third quarter, our results were in line with our expectations at the beginning of the quarter, with good growth in our branded laser units and laser supplies, an improved performance in our U.S. laser business, strong growth in laser multifunction devices, and an ongoing R&D investment that resulted in the introduction of 38 new laser products yesterday,” said Paul J. Curlander, Lexmark chairman and chief executive officer. “As we look forward, despite a more difficult global economic environment, we expect to continue to make progress with our strategy to improve our focus and penetration in the higher usage market segments. Our strong balance sheet and good liquidity, with more than $1 billion in cash and marketable securities, and a long track record of good cash generation, positions us well to invest in the future and to compete effectively, even during challenging times.”

Third-quarter 2008 business segment revenue of $760 million grew 4 percent year to year. Consumer segment revenue of $371 million declined 21 percent compared to a year ago, primarily due to the strategic changes announced last October and the slowdown in the inkjet market. Third-quarter 2008 gross profit margin was 32.5 percent, operating expense was $314 million, the operating income margin was 4.8 percent, operating income was $54 million and net earnings were $37 million. Third-quarter 2008 operating income includes $25 million pretax charges in connection with the company’s restructuring-related actions.

Third-quarter 2007 gross profit margin was 27.8 percent, operating expense was $312 million, the operating income margin was 1.7 percent, operating income was $20 million, and net earnings were $45 million. Third-quarter 2007 operating income included $15 million restructuring-related pretax charges.

On a non-GAAP basis, excluding restructuring-related charges, third-quarter 2008:
•	Gross profit margin would have been 34.1 percent, up 5.9 percentage points from 28.2 percent in the same period last year, principally due to a favorable product mix shift.
•	Operating expense increased 1.7 percent to $307 million due to increased product development and demand generation investment.
•	Operating income margin would have been 6.9 percent, up 4.0 percentage points from 2.9 percent last year.
•	Operating income would have been $79 million, up 124 percent compared to $35 million in the same quarter last year.
•	Net earnings would have been $55 million, compared to $57 million in the third quarter of 2007.

The company ended the quarter with $1.086 billion in cash and current marketable securities. Third-quarter net cash provided by operating activities was $117 million. Capital expenditures for the quarter were $58 million. Depreciation and amortization in the quarter was $56 million. Lexmark repurchased $274 million (7.7 million shares) of stock during the third quarter. The company’s remaining share repurchase authorization was approximately $613 million at quarter end.

38 New Laser Printer and MFP Models Target Pages in Businesses of All Sizes
Yesterday, in one of the broadest product introductions in its history, Lexmark announced 38 new laser printer and multifunction product (MFP) models specifically designed to meet the needs of users in heavy page-generating areas of large enterprises and small-to-medium businesses (SMBs).

The new Lexmark C540n Series of color laser printers and Lexmark X540 Series of color laser MFPs were added to the company’s award winning color laser line yesterday. Already, the C540n, C543dn and C544 color laser models were named Editor’s Choice by Better Buys for Business in its 2009 Color Laser Printer & Business Inkjet Printer Guide. With the C540 Series’ best-in-class rated color print speeds1, best-in-class print quality2, a small, yet robust footprint, and numerous, standard environmentally conscious features, the Lexmark C540n Series and Lexmark X540 Series are compelling values in the high growth color laser and color laser MFP segments, respectively.

With the introduction of the Lexmark T650 Series of monochrome laser printers and X650 Series of monochrome laser MFPs, the company significantly strengthened and updated its core line of workhorse, workgroup monochrome lasers and MFPs. This new line includes the X658de – a floor-standing MFP with finishing – designed to compete head-to-head against high page generating A3 (11 x 17 inch paper) copiers. SMB customers can produce professional quality documents while saving time, money and energy using the new Lexmark E260, E360 and E460 Series of monochrome laser printers.

Looking Forward
In the fourth quarter of 2008, the company expects revenue to be down in the low- to mid-teens percentage range year over year. It expects fourth-quarter 2008 GAAP EPS to be in the range of $0.40 to $0.50 per share. Restructuring-related costs and expenses are expected to be approximately $0.30 per share in the fourth quarter of 2008. Excluding these restructuring-related costs and expenses, non-GAAP EPS are expected to be in the range of $0.70 to $0.80 per share. GAAP EPS in the fourth quarter of 2007 were $1.04, or $1.29 excluding $0.25 per share for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) or the replay shortly afterward by calling 800-642-1687 (outside the U.S. by calling 706-645-9291) using access code 65287727. This telephone replay of the conference call will be available through Tuesday, Oct. 28, 2008.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2007, Lexmark reported $5.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, weak economic conditions, aggressive pricing from competitors and resellers, inability to be successful in the higher-usage segments of the inkjet market, the financial failure or loss of business with a key customer or reseller including loss of retail shelf placements, market acceptance of new products and pricing programs, failure to manage inventory levels or production capacity, increased investment to support product development and marketing, periodic variations affecting revenue and profitability, the inability to meet customer product requirements on a cost competitive basis, failure to execute planned cost reduction measures, entrance into the market of additional competitors focused on printing solutions, inability to perform under managed print services contracts, decreased supplies consumption, increased competition in the aftermarket supplies business, unforeseen cost impacts as a result of new legislation, changes in the company’s tax provisions or tax liabilities, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, reliance on international production facilities, manufacturing partners and certain key suppliers, changes in a country’s political or economic conditions, conflicts among sales channels, failure to successfully outsource the infrastructure support of information technology systems, the failure of information technology systems, disruptions at important points of exit and entry and distribution centers, business disruptions, currency fluctuations, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

All prices, features, specifications and capabilities are subject to change without notice.

1 The Lexmark C540 class is single-function color laser printers less than $500 estimated U.S. street price. The Lexmark X540 class is color laser MFPs less than $1,000 estimated U.S. street price.

2 Featuring true 1200 x 1200 dpi resolution and 4800 color quality mode.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Revenue	$1,130.7	$1,195.4	$3,444.7	$3,664.2
Cost of revenue (1) (2)	763.0	862.8	2,224.3	2,538.6
Gross profit	367.7	332.6	1,220.4	1,125.6

Research and development	109.9	101.2	318.3	303.3
Selling, general and administrative (1) (2)	197.1	204.3	617.2	608.5
Restructuring and related charges (1) (2)	6.7	6.6	7.7	6.6
Operating expense	313.7	312.1	943.2	918.4

Operating income	54.0	20.5	277.2	207.2

Interest (income) expense, net	1.5	(5.6)	(8.9)	(13.8)
Other expense (income), net (3)	3.6	(0.8)	5.1	(7.0)

Earnings before income taxes	48.9	26.9	281.0	228.0

Provision for income taxes	12.3	(18.3)	58.9	26.2
Net earnings	$36.6	$45.2	$222.1	$201.8

Net earnings per share:
Basic	$0.42	$0.48	$2.41	$2.12
Diluted	$0.42	$0.48	$2.41	$2.10

Shares used in per share calculation:
Basic	86.8	94.9	92.0	95.4
Diluted	87.1	95.2	92.2	96.0

 (1)     Amounts for the three months ended September 30, 2008, include total restructuring-related charges and project costs of $24.5 million with $17.5 million and $0.3 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $6.7 million in Restructuring and related charges.

Amounts for the nine months ended September 30, 2008, include total restructuring-related charges and project costs of $46.0 million with $27.3 million and $11.0 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $7.7 million in Restructuring and related charges.

 (2)     Amounts for the three months ended September 30, 2007, included total restructuring-related charges and project costs of $14.6 million with $4.1 million and $3.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $6.6 million in Restructuring and related charges.

Amounts for the nine months ended September 30, 2007, included total restructuring-related charges and project costs of $25.4 million and a $3.5 million gain on the sale of the Company's Scotland facility. Of the net $21.9 million of restructuring-related charges and project costs incurred, $10.2 million and $5.1 million were included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $6.6 million in Restructuring and related charges.

(3) Amounts for the nine months ended September 30, 2007, included an $8.1 million pre-tax foreign exchange gain realized upon the substantial liquidation of the Company’s Scotland entity.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	September 30	December 31
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$437.7	$277.0
Marketable securities	648.6	519.1
Trade receivables, net	460.3	578.8
Inventories	446.5	464.4
Prepaid expenses and other current assets	250.4	227.5
Total current assets	2,243.5	2,066.8

Property, plant and equipment, net	867.5	869.0
Marketable securities	26.9	-
Other assets	205.2	185.3
Total assets	$3,343.1	$3,121.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$-	$149.9
Accounts payable	572.7	636.9
Accrued liabilities	717.4	710.5
Total current liabilities	1,290.1	1,497.3

Long-term debt	648.7	-
Other liabilities	349.4	345.5
Total liabilities	2,288.2	1,842.8

Stockholders' equity:
Common stock and capital in excess of par	898.0	888.9
Retained earnings	1,157.8	935.7
Treasury stock, net	(886.7)	(454.7)
Accumulated other comprehensive loss	(114.2)	(91.6)
Total stockholders' equity	1,054.9	1,278.3
Total liabilities and stockholders' equity	$3,343.1	$3,121.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Earnings Per Share	3Q08	3Q07
GAAP	$0.42	$0.48
Restructuring-related charges & project costs	0.21	0.12
Non-GAAP	$0.63	$0.60

Net Earnings (In Millions)	3Q08	3Q07
GAAP	$37	$45
Restructuring-related charges & project costs	18	12
Non-GAAP	$55	$57

Earnings Per Share Guidance	4Q08	4Q07
GAAP	$0.40-0.50	$1.04
Restructuring-related charges & project costs	0.30	0.25
Non-GAAP	$0.70-0.80	$1.29

Note:  Management believes that presenting the non-GAAP measures above is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Gross Profit Margin (%)	3Q08	3Q07
GAAP	32.5%	27.8%
Restructuring-related charges & project costs	1.6%	0.4%
Non-GAAP	34.1%	28.2%

Operating Expense (In Millions)	3Q08	3Q07
GAAP	$314	$312
Restructuring-related charges & project costs	(7)	(10)
Non-GAAP	$307	$302

Operating Income (In Millions)	3Q08	3Q07
GAAP	$54	$20
Restructuring-related charges & project costs	25	15
Non-GAAP	$79	$35

Operating Income Margin (%)	3Q08	3Q07
GAAP	4.8%	1.7%
Restructuring-related charges & project costs	2.1%	1.2%
Non-GAAP	6.9%	2.9%

Note:  Management believes that presenting the non-GAAP measures above is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.